EXHIBIT 99.1
                            Joint Press Release
                               ------------

                                  NEWS
For Immediate Release
                                  COMPANY CONTACTS:
                                  Ira Cotler (Correctional Services Corporation) Executive Vice President-Finance
                                  (941) 953-9199

                                  Mark DeMilio (Youth Services International)
                                  Chief Financial Officer
                                  (410) 356-8600
September 24, 1998


      CORRECTIONAL SERVICES CORPORATION AND YOUTH SERVICES INTERNATIONAL
                              AGREE TO MERGE


      Sarasota, Florida and Owings Mills, Maryland -- Correctional Services Corporation ("CSC") (NASDAQ NMS:CSCQ) and Youth Services International, Inc. ("YSI") (NASDAQ NMS: YSII) today announced that they have entered into a definitive merger agreement under which each outstanding share of YSI common stock will be converted into .375 shares of CSC common stock. Under the merger agreement, YSI will become a wholly-owned subsidiary of CSC.

      The merger will enhance CSC's position as a leading developer and manager of privatized juvenile and adult correctional and detention facilities in the United States. On a combined basis, CSC and YSI currently operate 63 programs with nearly 11,000 beds in 20 states and Puerto Rico.

      "The combination of CSC and YSI creates a company with unmatched capabilities in the delivery of state of the art juvenile services. The addition of YSI's transitional and academy oriented programs to CSC's secure programs will allow us to offer governmental agencies the broadest spectrum of quality solutions for adjudicated youth, from first time offenders to the most serious habitual offenders," stated James F. Slattery, CSC's Chairman & CEO.
Mr. Slattery further stated, "Since many of the facilities of each company are in states not yet serviced by the other, we believe significant new marketing opportunities will become available. Under the direction of Jim Irving, CSC's Vice President/Juvenile Justice Division, we are confident our expanded scope of services will result in enhanced opportunities and accelerated growth. We expect the transaction to be accretive to our 1999 earnings."

      Commenting on the merger, Timothy P. Cole, YSI's Chairman and CEO stated, "This merger provides great strategic benefits. Access to resources, quality of programs and commitment to youth are all greatly enhanced through this combination."

      This transaction is expected to be accounted for as a pooling-of-interests and to qualify as a tax-free reorganization. This transaction is subject to various conditions, including approval by appropriate governmental agencies and the stockholders of CSC and YSI. The Board of Directors of each company unanimously approved the transaction and recommended its approval by its stockholders.

      J.C. Bradford & Co., acted as financial advisor to CSC for this transaction, while SunTrust Equitable Securities represented YSI.

      Correctional Services Corporation is a leading developer and manager of privatized correctional and detention facilities in the United States. Through its three divisions; Adult, Juvenile, and Community Corrections the Company provides a diverse range of programs and services to local, state, and federal governmental agencies. The Company has 35 contracts to manage facilities in Florida, New York, Arizona, Texas, Mississippi, New Mexico, Washington State, Oklahoma, Puerto Rico and Georgia with an aggregate of 7,914 beds.

      Youth Services International Incorporated is headquartered in Owings Mills, Maryland and provides services to over 3,000 juveniles in 13 states.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
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This press release contains forward-looking statements involving various risks and uncertainties. There can be no assurance that the merger will be consummated. Even if consummated, actual results, including the level of earnings of both CSC and YSI, and the success of the proposed merger, could differ materially from those projected due to factors which may include difficulties in the assimilation of operations, diversification of management's attention from other business concerns, other acquisition risks, population fluctuations, market and industry conditions, government funding and availability of financing. These and other risk factors are outlined in the reports filed by the Company with the Securities and Exchange Commission.

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